PAUL MUELLER COMPANY SHORT-TERM DISABILITY PLAN May 3, 2004, Restatement

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ARTICLE I

USING THE PLAN DOCUMENT

          1.1        Introduction. This is not just a summary of your Plan, but the actual Plan document, written so that it can be used by you, the Company, and the Committee. In addition to this Article, which explains how to use the Plan document, the Plan has seven other articles. A brief summary of what you will find in each of them is given below. Any amendments that may be adopted pursuant to Section 6.4 of this document are also a part of the Plan. You will receive notice of any such amendments.

          1.2        How to File a Claim. Article II gives you the information you need to file a claim for benefits.

          1.3        Coverage. In Article III, we have explained the coverage rules of the Plan.

          1.4        Benefits. In Article IV, we describe the benefits provided by the Plan.

          1.5        Exclusions. There are a few exclusions that apply to the Plan. We have listed them in Article V.

          1.6        General Provisions. Article VI sets forth general provisions important to the administration of the Plan, including information the government requires be included in this document.

          1.7        Definitions. Many of the terms used throughout the Plan are defined in Article VII. Note that some very commonly used terms (such as "we" and "you") are specially defined in this Article.

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ARTICLE II

HOW TO FILE A CLAIM

          2.1        Claims for Benefits. Claims for benefits under this Plan should be filed with the Company's Human Resources Department, on a form provided by that Department. Completed forms should be returned to the following address:

                                                                        Human Resources Department
                                                                        Attention: Company Nurse
                                                                        Paul Mueller Company
                                                                        P.O. Box 828
                                                                        Springfield, MO 65801-0828

In addition to the claim form, you must provide the H/R Department with medical documentation of your Disability. Additional documentation or updated documentation may be requested by the Department at any time, and you must comply with such requests. Claims must be filed promptly after you become Disabled, and in no event will a claim be considered if it is filed more than 90 days after your Disability commenced. Unless there are special circumstances, you must follow the claims and appeals procedures described below before filing any lawsuit to obtain the payment of benefits.

          2.2        Claims Decisions. Claims will normally be approved or denied by the H/R Department within 45 days after they are received, although up to two extensions of up to 30 days each may sometimes be necessary, due to matters beyond the control of the Plan. You will be given advance notice of any such extension. The notice will tell you why the extension was necessary and when a decision will be made. This notice will also explain the standards for determining whether you are entitled to a benefit, the unresolved issues that prevent the H/R Department from making a decision on your claim, and the additional information needed to resolve those issues. You will then be given at least 45 days in which to provide the specified information. If you do not provide the information within the specified timeframe, the H/R Department may decide your claim without that information.

          Within the 45-day period after your claim is received (or by the end of any extension period described above, as further extended for any period while the H/R Department is waiting for you to supply additional information), either (i) your claim will be granted, or (ii) you will receive written or electronic notice that your claim has been denied, either in whole or in part. If your claim is either wholly or partially denied, the notice you receive will tell you why the claim was denied and will refer to the Plan provisions upon which the decision was based. The notice will also describe any additional information that may be necessary for your claim to be approved.

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          At the same time, you will receive a description of the Plan's procedures for resolving appeals of denied claims (as outlined in the following Section) and an explanation of your right to file a civil action under Section 502(a) of ERISA if your appeal is denied. Finally, if the H/R Department relied on any internal rule, guideline or protocol in denying your claim, you will receive either a copy of that rule, guideline or protocol, or a statement that you may request a copy of the rule, guideline or protocol at no charge to you.

          2.3        Appeals Procedure. You may appeal the denial of a claim by writing to the Committee, at the address shown in Section 2.1, and stating that you wish to appeal. In order to be considered, your appeal must be received within 180 days after you are notified of the denial. Your appeal will be reviewed and decided by the Committee. You should include any issues, comments, and documents you think will allow us to decide your appeal favorably. You may request, in writing, a personal appearance before the Committee. You may have anyone you designate represent you before the Committee. If you decide to make a personal appearance, or to have another person represent you, that must be done at your own expense. At no charge, however, either you or your representative may review or obtain copies of any documents, records or other information relating to the appeal.

          If you appeal, we will review your claim and any additional information you furnish. In doing so, we will give no deference to the decision reached by the H/R Department. Moreover, if your claim was denied, even in part, on the basis of a medical judgment, we will consult with a health care professional who has appropriate training and expertise in the field of medicine involved in that medical judgment. This medical professional will be neither an individual consulted by the H/R Department in deciding your claim nor a subordinate of such an individual.

Normally, we will decide your appeal within 45 days after it is received. In unusual circumstances, or if you have made a written request for an appearance, it may be necessary to delay the final decision on your appeal for an extra 45 days. You will be notified of any such delay within 45 days after your appeal is received. After your appeal is decided, you will be told (either in writing or electronically) both how it was decided and what Plan provisions were relied upon. You will also be reminded of your right to review or copy all documents, records and other information relevant to your claim, as well as your right to bring a civil action under Section 502(a) of ERISA. Finally, the notice will tell you how to find out about voluntary alternative dispute resolution options, such as mediation.

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ARTICLE III

COVERAGE

          3.1        Commencement of Coverage. Coverage under this Plan will begin:

(a) In the case of an exempt employee, on the day you become an Eligible Employee; or
(b) In the case of a non-exempt employee, on your 91st continuous calendar day as an Eligible Employee,

so long as you are actively at work on that date. If your coverage would otherwise begin while you are absent from work because of an illness or injury, your coverage will not begin until the date you return to work.

          3.2        Termination of Coverage. Your coverage under this Plan will terminate on whichever of the following days occurs first:

(a) The date you cease to be an Eligible Employee, whether due to resignation, termination, or layoff;
(b) The date the Plan is terminated; or
(c) The date you enter the armed forces on active duty.

          3.3        Resumption of Coverage. If your coverage under this Plan terminates due to layoff or active duty in the armed forces, your coverage will resume immediately upon your return to work. If your coverage terminates for any other reason, your coverage will resume only upon your once again satisfying the requirements of Section 3.1.

          3.4        Contributions and Taxes. You are not required to make contributions to receive coverage. Your Employer pays the full cost of coverage. For this reason, however, any benefits you might receive under the Plan will be taxable in the same way as your regular salary or wages.

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ARTICLE IV

BENEFITS

          4.1        Benefit Eligibility. If you become Disabled while you are covered under the Plan, you will receive the short-term disability benefits described in Section 4.2. Those benefits will be reduced, however, by the benefit offsets described in Section 4.3, and they will be conditioned on the certification of your Disability in accordance with Section 4.4. The circumstances under which you may receive benefits for a partial day of Disability or for a holiday are described in Sections 4.5 and 4.6, while other provisions applicable to Disabled Eligible Employees are set forth in Section 4.7.

          4.2        Benefit Amount. For each Disability Period during which you are Disabled, you will receive, as a benefit under this Plan, the following percentage of your base salary or wage:

Employee Classification	Weeks at 100%	Weeks at 60%
Salary Grades 41-50	13 weeks	13 weeks
Salary Grades 31-40	4 weeks	22 weeks
Non-Exempt Employees	1 week	25 weeks

You will not be eligible for any benefit until you have had a period of five consecutive days of Disability, as verified by a doctor's statement. At that time, you will receive a benefit for that first week. If your Disability continues beyond five days, any additional benefit will be determined according to the chart set forth above.

          4.3        Benefit Offsets. The benefit amount set forth in Section 4.2 will be reduced by any of the following amounts to which you may be entitled for the same period of Disability:

(a) Disability income benefits payable under any other disability income plan funded by the Company; and
(b) Benefits received under the Social Security Act on account of your disability, including any amounts payable to your dependents.

In applying the offset provision of subsection 4.3(b), rules similar to those set forth in the Paul Mueller Company Employee Benefit Plan shall apply.

          4.4        Certification of Disability. All determinations of Disability status shall be made by the Company's Human Resources Department (with an appeal to the Committee). In any event, benefit payments beyond five consecutive days will require a doctor's certification of Disability. Such a certification will also be required for each four-week period of Disability. The Plan also reserves the right, at any time, to obtain a second opinion by a doctor designated by the Plan before benefits will be paid. If the necessary certification of Disability is not provided when requested, benefit payments under the Plan will be suspended.

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          4.5        Partial Days of Disability. In general, there will be no benefits payable under this Plan for partial days of Disability. The one exception to this rule applies if you are receiving benefits under the Plan, you are released by your doctor to come back to work for at least half a day, and you do in fact work at least half a day. Under these circumstances, you will be paid at 100% of your base salary or wage for the time actually worked, and at either 100% or 60% of your base salary or wage for the time off due to Disability, in accordance with the table set forth in Section 4.2.

          4.6        Treatment of Holidays. In general, if you are Disabled during a holiday, you will be paid at the percentage specified in the table set forth in Section 4.2.

          4.7        Miscellaneous.

(a) You must obtain a full release from your doctor to return to work after a hospitalization.
(b) Days during which you are receiving benefits under this Plan will not be considered time worked for purposes of computing overtime pay.

          (c)      If you are Disabled after reaching age 60, or if you begin receiving benefits under the Company's Long-Term Disability Plan, you may retain your coverage under the Paul Mueller Company Noncontract Life Insurance Plan through self-payment to the Company.

(d) Any Eligible Employee who:
(i) Completes a Disability Period under this Plan;
(ii) Does not return to work for his or her Employer; and
(iii) Does not then qualify for benefits under the Company's Long-Term Disability Plan (and does not still have an application for such benefits pending), will be terminated from the employment of his or her Employer.

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ARTICLE V

EXCLUSIONS

          5.1        General Exclusions. In spite of other provisions of this Plan to the contrary, no payment will be made under this Plan for any Disability arising out of an Illness or Injury caused or contributed to by:

(a) War or any act of war;
(b) Participation in a riot;
(c) Intentionally self-inflicted injury;
(d) Committing or attempting to commit a felony; or
(e) Intoxication due to alcohol consumption or the influence of any illegal drug.

For purposes of subsection 5.1(e), "intoxication" means a substantially impaired mental or physical capacity resulting from the introduction of a substance into the body.

          5.2        Workers' Compensation. No payment will be made under this Plan on account of any Disability for which you are entitled to receive income replacement benefits under any workers' compensation statute, even if such benefits are smaller than those that would otherwise be payable under this Plan.

          5.3        Suspension of Benefits During Investigation. Benefit payments under this Plan may be suspended (subject to retroactive payment) during any period of time that the Company's Human Resources Department, the Committee, or legal authorities are conducting an investigation to determine whether a Disability arose under any of the circumstances set forth in Section 5.1 or Section 5.2.

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ARTICLE VI

GENERAL PROVISIONS

          6.1        Governing Law. This Plan is established in the State of Missouri. To the extent federal law does not apply, any questions arising under the Plan shall be determined under the laws of the State of Missouri.

          6.2        Interpretation. We have the power to construe the Plan and to determine all questions that arise under it. Such power includes, for example, the administrative discretion necessary to determine whether an individual meets the Plan's written eligibility requirements, or to interpret any other term contained in this Plan document. Our interpretations and determinations are binding on all Eligible Employees.

          6.3        Facility of Payment. If, in our opinion, you are incapable of giving a valid receipt for any payment to which you are entitled under the Plan, and if no guardian has been appointed for you, we may make the payment to the person or persons who, in our opinion, have assumed the obligations of caring for you.

           6.4        Termination and Amendment. The Company, acting through its Board of Directors, has the authority to terminate this Plan at any time, or to amend and modify this Plan from time to time as it deems proper. Any amendment or modification will be in writing and as formal as this Plan.

          6.5        General Information. The Plan is a short-term disability plan. Claims are administered by the Company's Human Resources Department. Benefits are paid from the general corporate assets of the Employers. The Plan has no trustee. Plan records are maintained on a calendar-year basis. The Company's tax identification number is 44-0520907, and the Plan's number is 502.

          6.6        Plan Sponsor. The Plan's sponsor is Paul Mueller Company, 1600 West Phelps, P.O. Box 828, Springfield, Missouri 65801-0828, (417) 831-3000.

          6.7        Plan Administrator. The Plan Administrator is the Company. The Company has delegated certain of its administrative responsibilities to the Committee, which acts in accordance with the procedures set forth in Appendix A. Currently, the members of the Committee are Don Golik, Mike Young, Jerry Miller, and Gail Henrichs.

          6.8        Agent for Service of Process. The agent for service of legal process for the Plan is the Company, at the address shown above. Service of legal process may also be made on any member of the Committee, at the Company's address.

          6.9        Participants' Rights. As a participant in the Plan, you are entitled to certain rights and protections. These are described in Appendix B.

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          6.10       Gender and Number. In the construction of this Plan, the masculine shall include the feminine and the singular the plural in all cases where those meanings would be appropriate.

          6.11       Effective Date. This Plan became effective on May 7, 1984. No benefits will be paid under this Plan for Disabilities commencing before that date. This restatement of the Plan is effective as of May 3, 2004.

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ARTICLE VII

DEFINITIONS

          7.1        Committee means members of the Benefits Committee of the Paul Mueller Company Employee Benefit Plan.

          7.2        Company means Paul Mueller Company, a Missouri corporation.

          7.3        Disability means an Eligible Employee's inability, due to illness or injury, to perform his or her regular work.

          7.4        Disability Period means:

(a) Any one continuous absence from work because of Disability due to one or more causes;

          (b)      Any two or more absences from work because of Disability due wholly or in part to the same or related cause, except that any two such absences that are separated by the return (or medical release to return) to active work on a full-time basis for a continuous period of two weeks shall be considered to have occurred in separate Disability Periods; or

          (c)      Any two or more absences from work because of Disability due to entirely unrelated causes, except that any two such absences from work that are separated by the return (or medical release to return) to active work on a full-time basis for at least one full day shall be considered to have occurred in separate Disability Periods.

          7.5        Eligible Employee means any full-time, permanent employee of the Employer, other than an employee whose employment is governed by the terms of a collective bargaining agreement that does not expressly provide for such employee's participation in this Plan. You will not be an Eligible Employee while you are on layoff status.

          7.6        Employer means the Company and any Participating Affiliate.

          7.7        Illness means only:

(a) A deviation from the normal healthy state resulting from disease that requires treatment by a physician; or
(b) Pregnancy.

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          7.8        Injury means only an accidental bodily injury caused by a sudden and unforeseen event, definite as to time and place.

          7.9        Participating Affiliate means Mueller Field Operations, Inc., and any other affiliate of the Company that adopts this Plan with the consent of the Company.

          7.10       Plan means the Paul Mueller Company Short-Term Disability Plan, as herein set forth and as from time to time amended.

          7.11       We means the Committee.

          7.12       You means any person who is covered under the Plan as an Eligible Employee.

          7.13       Plan Year means the period from January 1 through December 31.

*        *        *        *        *        *        *        *        *        *

          IN WITNESS WHEREOF, the Company's Board of Directors has authorized the execution of this restated Plan document on this _______ day of May, 2004.

PAUL MUELLER COMPANY
		By:	/S/ DANIEL C. MANNA
		Title:	PRESIDENT
ATTEST:
By:	/S/ DONALD E. GOLIK
Title:	SENIOR VICE PRESIDENT & CFO

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APPENDIX A

ADMINISTRATION OF THE PLAN

          1.        Administration. The administration of the Plan shall be under the supervision of the Committee. It shall be a principal duty of the Committee to see that the Plan is carried out, in accordance with its terms, for the exclusive benefit of persons entitled to participate in the Plan, without discrimination among them. The Committee will have full power to administer the Plan in all of its details, subject to applicable requirements of law. For this purpose, the Committee's powers will include, but will not be limited to, the following authority, in addition to all other powers provided by this Plan:

          (a)      To make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan, including the establishment of any claims procedures that may be required by applicable provisions of law;

(b) To interpret the Plan, its interpretation thereof in good faith to be final and conclusive on all persons claiming benefits under the Plan;
(c) To decide all questions concerning the Plan and the eligibility of any person to participate in the Plan;
(d) To appoint such agents, counsel, accountants, consultants and other persons as may be required to assist in administering the Plan;

          (e)      To allocate and delegate its responsibilities under the Plan and to designate other persons to carry out any of its responsibilities under the Plan, any such allocation, delegation or designation to be in writing; and

          (f)      To enter into any and all contracts and agreements for carrying out the terms of this Plan and for the administration of the Plan and to do all acts as it, in its discretion, may deem necessary or advisable, any such contracts, agreements and acts to be binding and conclusive on the parties hereto and on the employees concerned.

          2.        Reliance on Tables, etc. In administering the Plan, the Committee will be entitled, to the extent permitted by law, to rely conclusively on all tables, valuations, certificates, opinions and reports that are furnished by, or in accordance with the instructions of, the administrator of the Company's Employee Benefit Plan, or by accountants, counsel or other experts employed or engaged by the Committee.

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          3.        Indemnification. The Company agrees to indemnify and to defend, to the fullest extent permitted by law, any person serving as a member of the Committee (including any person who formerly served as a member of the Committee) against all liabilities, damages, costs and expenses (including attorneys' fees and amounts paid in settlement of any claims approved by the Company) occasioned by any act or omission to act in connection with the Plan, if such act or omission is in good faith; provided, however, that no member of the Committee shall be relieved from responsibility under Part 4, Subtitle B, Title I, of ERISA.

          4.        Actions. Any act that the Plan authorizes or requires the Committee to do may be done by a majority of the members thereof. The action of such majority of the members, expressed by a vote at a meeting or in writing without a meeting, shall constitute the action of the Committee. It shall have the same effect for all purposes as if assented to by all of the members at the time in office. The Committee may authorize one or more of its members to sign on its behalf any instructions, instruments, or other documents. No member of the Committee who is a participant in the Plan shall be entitled to vote on any matter pertaining solely to himself or herself.

          5.        Expenses. The proper expenses of the Committee, including the compensation of its agents, will be paid by the Company.

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APPENDIX B

PARTICIPANTS' RIGHTS

          As a participant in the Paul Mueller Company Short-Term Disability Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 ("ERISA"). ERISA provides that all plan participants shall be entitled to:

Receive Information About Your Plan and Benefits

          Examine, without charge, at the plan administrator's office and at other specified locations, such as worksites and union halls, all plan documents, including insurance contracts and collective bargaining agreements, and a copy of the latest annual report (Form 5500 Series) filed by the plan with the U. S. Department of Labor and available at the Public Disclosure Room of the Pension and Welfare Benefits Administration.

          Obtain, upon written request to the plan administrator, copies of documents governing the operation of the plan, including insurance contracts and collective bargaining agreements, and copies of the latest annual report (Form 5500 Series) and updated summary plan description. The administrator may make a reasonable charge for the copies.

          Receive a summary of the plan's annual financial report. The plan administrator is required by law to furnish each participant with a copy of this summary annual report.

Prudent Actions by Plan Fiduciaries

          In addition to creating rights for plan participants, ERISA imposes duties upon the people who are responsible for the operation of an employee benefit plan. The people who operate your plan, called "fiduciaries" of the plan, have a duty to do so prudently and in the interest of you and other plan participants and beneficiaries. No one, including your employer, your union, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

Enforce Your Rights

          If your claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

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          Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of plan documents or the latest annual report from the plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the plan administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that plan fiduciaries misuse the plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U. S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance With Your Questions

          If you have any questions about your plan, you should contact the plan administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the plan administrator, you should contact the nearest office of the Pension and Welfare Benefits Administration, U.S. Department of Labor, as listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Pension and Welfare Benefits Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Pension and Welfare Benefits Administration.

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